Exhibit 99

FOR IMMEDIATE RELEASE
Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Incorporated Announces Appointment of
Christopher B. Madison to the Board of Directors
     Miramar, Florida (February 23, 2006) — Applica Incorporated (NYSE: APN) today announced that the Board of Directors has appointed Christopher B. Madison to fill the board seat left vacant by the retirement of Felix Sabates last month. Mr. Madison is a principal of Mast Capital Management, LLC, a Boston-based investment manager focused on high yield and special situation credit investing. A fund managed by Mast currently holds 2,328,200 shares of Applica common stock (approximately 9.6% of the outstanding shares) and made a $20 million secured term loan to Applica in October 2005.
     Prior to establishing Mast Capital Management in May 2002, Mr. Madison was a senior member of UBS Warburg’s global high-yield distribution team. From October 1999 through March 2002, Mr. Madison was heavily involved in the growth and development of UBS Warburg’s domestic and international high-yield presence. From March 1997 through 0ctober 1999, Mr. Madison was a Managing Director and co-founder of BankBoston Robertson Stephens’ high-yield effort. Mr. Madison received a B.S. in Finance from the Miami University Richard T. Farmer School of Business.
     Harry D. Schulman, Chairman and Chief Executive Officer commented “We are very pleased to have Chris join our Board of Directors. With over 15 years of outstanding financial experience, Chris is a talented and dedicated executive. His advice and counsel will be an asset to us as we strive to enhance shareholder value.”
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.